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                                                                    EXHIBIT 99.1


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[NABORS INDUSTRIES LOGO]                                            NEWS RELEASE

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                NABORS INDUSTRIES COMPLETES REINCORPORATION AS A
                                 BERMUDA COMPANY

HOUSTON, JUNE 24, 2002 - Nabors Industries, Inc. (AMEX: NBR), today announced that the Company's reincorporation in Bermuda has been completed and trading of the new Bermuda company, Nabors Industries Ltd., will begin as of the opening of trading on the American Stock Exchange on Wednesday, June 26, 2002. Upon effectiveness of the reincorporation, all shares of Nabors Industries, Inc. outstanding common stock were automatically converted into the right to receive a share of Nabors Industries Ltd. and all current stockholders of Nabors Industries, Inc. have become shareholders of Nabors Industries Ltd. Nabors shares will continue to trade on the American Stock Exchange under the symbol "NBR."

Nabors' Chairman and Chief Executive Officer Eugene Isenberg said, "We are delighted that we have been able to complete this very important step for the Company. We are confident our reorganization will help Nabors continue to grow and compete abroad, leading to enhanced value for all of our stakeholders."

Nabors' transfer agent will mail stockholders a letter of transmittal and instructions for the exchange of their current stock certificates into shares of the Bermuda company.

The Nabors companies own and operate over 530 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform, 15 jack-ups, and three barge rigs in the domestic and international markets. Nabors also operates 30 marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

A registration statement for Nabors Industries Ltd., including the proxy statement/prospectus, and a supplement thereto, have been filed with the Securities and Exchange Commission and are available for free at the SEC's website, www.sec.gov and at Nabors Industries, Inc.'s website, www.nabors.com. These documents contain important information that investors should consider. Investors should read these documents carefully.

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The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.


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Nabors Industries, Ltd. stock is listed on the American Stock Exchange
(NBR). For further information, please contact Dennis A. Smith, Director of Corporate Development, Nabors Corporate Services, Inc. at (281) 775-8038; to request Investor Materials, call Angela Ridgell at (281) 775-8063.